UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2013 (June 28, 2013)

Commission File Number 0-8084

Connecticut Water Service, Inc.
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Rate Case Reopener – Settlement Agreement

On June 28, 2013, The Connecticut Water Company (“CWC”), the largest operating subsidiary of Connecticut Water Service, Inc. (“CWS”), entered into a settlement agreement with the Office of the Consumer Counsel of the State of Connecticut and the Office of the Attorney General for the State of Connecticut (the “Settlement Agreement”), whereby CWC would adjust the water rates charged to its customers effective April 1, 2014 in accordance with the elements of the Settlement Agreement (the “CWC Rate Reduction Plan”).

On July 1, 2013, CWC submitted an application to the Public Utilities Regulatory Authority of the State of Connecticut (“PURA”) seeking formal approval by PURA of the Settlement Agreement.

The Settlement Agreement contemplates that CWC will utilize a recent interpretation by the Internal Revenue Service (“IRS”) of regulations under the Internal Revenue Code (“IRC”) that will allow CWS to adopt an alternative method for determining how capital expenditures can be treated for federal tax purposes, allowing certain expenditures that were historically considered as capital for tax purposes to now be eligible to be deducted on federal taxes as an expense.  The new interpretation will allow CWC to utilize a repair tax deduction credit (“RTDC”) as a “catch up adjustment” on CWS’ consolidated 2012 federal tax return to be filed in September 2013. CWS anticipates that it will be entitled to receive a significant tax refund from the IRS with respect to CWS’ 2012 federal tax return.

The Settlement Agreement includes, as a result of negotiated compromise of the parties’ respective positions, the following key elements related to the CWC Rate Reduction Plan:

1)     CWC crediting its water customers with the amount of the catch up adjustment plus the amount by which 2012 federal income taxes are reduced by the RTDC (although the total amount of these credits will not be known until the CWS 2012 tax return is prepared, CWS currently estimates the amount of the credit will be approximately $10 million) in order to offset an anticipated rate increase arising from the revenue adjustment mechanism authorized by the State of Connecticut in Public Act No. 13-78 with any associated change in rates to also be reflected on CWC customers’ bills as of April 1, 2014;

2)     resetting CWC’s adjustment under Connecticut’s Water Infrastructure and Conservation Adjustment (“WICA”) Act to zero by integrating the present WICA surcharge (expected to be approximately 8% effective as of October 1, 2013) into CWC’s base rates;

3)     CWC agreeing not to file for a general rate increase (except under extraordinary circumstances outside CWC’s control) for new rates to be effective any sooner than October 1, 2015; and

4)    CWC removing the WICA surcharge authorized as of October 1, 2013 from customers’ bills and including that amount in base rates effective April 1, 2014, concurrent with the rate reduction for the tax refund.

In the Settlement Agreement, the parties are also requesting that PURA approve an accounting treatment for CWC to: 1) allow for the deferral of the tax refund described above and a credit of the catch up tax benefit to customers over a proposed two-year period through a credit on water bills issued starting April 1, 2014 and 2) defer for later crediting to or collection from customers of the amount by which actual revenues deviate from the revenues allowed in the most recent CWC general rate proceeding.

The Agreement provides that, if the PURA does not fully approve the Agreement in its entirety, it shall be deemed withdrawn. Accordingly, the Agreement has no operative effect unless and until it is approved by the PURA.

The parties to the Settlement Agreement have asked the PURA to issue a decision as soon as possible but not later than August 31, 2013; however, the Company is not able to predict with certainty the ultimate timing of the PURA’s final action on the Settlement Agreement. No assurance can be given that the PURA will approve the Agreement and permit some or all of the terms contained in the Settlement Agreement requested by the parties.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 8.01    Other Events

Press Release

On July 1, 2013, CWS issued a press release related to the Settlement Agreement and CWC’s related PURA application, which is attached to this report as Exhibit 99.1 as is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

The following documents are filed herewith as exhibits hereto:

(d)    Exhibits

10.1	Settlement Agreement between and among The Connecticut Water Company, Office of Consumer Counsel and the Attorney General for the State of Connecticut, dated June 28, 2013, is filed herewith.
99.1	Company press release announcing the Settlement Agreement and the related PURA application, dated July 1, 2013, is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTICUT WATER SERVICE, INC. a Connecticut corporation
Date: July 2, 2013	By: /s/ David C. Benoit Name: David C. Benoit Title: Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

10.1	Settlement Agreement between and among The Connecticut Water Company, Office of Consumer Counsel and the Attorney General for the State of Connecticut, dated June 28, 2013.
99.1	Company press release announcing the Settlement Agreement and the related PURA application, dated July 1, 2013.